Consent of Independent Registered Public Accounting Firm

The Board of Directors
EuroBancshares, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-121293) on Form S-8 of EuroBancshares, Inc. of our report dated March 16, 2006, with respect to the consolidated balance sheet of EuroBancshares, Inc. as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K of EuroBancshares, Inc.

/s/ KPMG LLP

San Juan, Puerto Rico
March 15, 2007